Exhibit 99.1

Tower Group International Provides Guidance on Second Quarter 2013 Results

HAMILTON, Bermuda--(BUSINESS WIRE)--August 8, 2013--As a follow up to the previously issued press release announcing the postponement of the release of its financial results for the second quarter of 2013 and its previously announced conference call to discuss the results, originally scheduled for August 8, 2013, Tower Group International, Ltd. (NASDAQ: TWGP) provides the following guidance with regard to its second quarter results:

Loss reserves. The Company has retained an independent actuarial firm to review selected areas of the Company’s loss reserves as of June 30, 2013. This review process by an independent actuarial firm is typically conducted at year-end, but the Company will use the report of the outside actuarial firm in connection with establishing its loss reserves as of June 30, 2013. Based upon currently available information, the Company could record adverse reserve development of $60 million to $110 million pre-tax.

Taxes. Losses in the Company’s U.S. operations are generally offset by a tax benefit of 35% of such loss. Based upon currently available information, the Company expects that 60% of anticipated losses from adverse loss reserve development will come from its U.S.-taxed businesses. The expected tax benefit from such U.S. losses will not be realized in the second quarter, but will only be recognized if the Company generates additional earnings in its U.S. businesses. The Company would use any such tax benefits to offset future U.S. taxable earnings and capital gains from the anticipated rebalancing of the Company’s fixed income investment assets consistent with its new corporate structure.

Goodwill. The Company revised its segment reporting in the second quarter of 2013 to reflect the changes to its corporate structure after the merger with Canopius Bermuda. As a result of this change in segment reporting, goodwill has been allocated to each business segment. To the extent that the loss reserve adjustment adversely impacts one segment, goodwill associated with that segment may be impaired, and a non-cash charge for such goodwill would be recorded. This analysis and charge, if any, will be calculated upon the completion of the reserve review.

Net Income. The Company’s operating results for the quarter will be driven by strong operating results from its Bermuda operations offset by the anticipated reserve strengthening. The Company will not record any tax benefit during the quarter to offset the anticipated losses in the U.S. The Company believes that at a reserve adjustment of $60 million, it would record operating earnings of between $.15 and $.20 per share, including a deferred tax valuation allowance of between $.35 and $.40 per share, and at a charge of $110 million its operating loss would be between $.80 and $.85 per share, including a deferred tax valuation allowance of between $.18 and $.23 per share. These estimates exclude the non-cash effect of any goodwill impairment.

Timing for the release of second quarter results. The Company currently expects to announce its results for the second quarter of 2013 within 30 days.

Michael H. Lee, President and Chief Executive Officer, said, “During the second quarter, we continued to realize benefits from the Canopius Bermuda merger and our ongoing post-merger plan to enhance Tower’s business model to position the company for long-term growth and increased profitability. We expect our results for the quarter to be driven by the strong growth and profitability of our newly established Bermuda operation. In the U.S., our proposed actions in the second quarter reflect our commitment to position our Company for long-term profitability. We expect this action will result in a tax benefit in the U.S., which we will not record in the second quarter, but may be able to offset against any future profits from our U.S. operations as well as future capital gains. In summary, we believe the strong profitability of our Bermuda operations and tax benefits generated by the loss reserve strengthening in the U.S, which we expect to gradually utilize in the future, will allow us to strengthen the Company. We are disappointed that we were not able to timely complete our closing for the second quarter to announce these results, but we believe our post-merger plan is working and will eventually allow us to achieve our long-term financial objectives.”

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings on Form 10-Q, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:
Tower Group International, Ltd.
Bernie Kilkelly, 212-655-8943
Managing Vice President, Investor Relations
bkilkelly@twrgrp.com